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EXHIBIT 99.1


[OUTDOOR CHANNEL HOLDINGS, INC. LOGO]
                                                                    NEWS RELEASE




Contacts:         Perry T. Massie, President and Chief Executive Officer
                  909.699.4749

                  Cecilia A. Wilkinson/Angie Yang
                  PondelWilkinson MS&L
                  Corporate & Investor Relations
                  323.866.6089/323.866.6004
                  investor@pondel.com


  OUTDOOR CHANNEL HOLDINGS POSTS 102% NET INCOME GROWTH FOR 2003 THIRD QUARTER


         TEMECULA, CALIFORNIA - NOVEMBER 13, 2003 - Outdoor Channel Holdings (OTC: OUTD) (formerly Global Outdoors, Inc. traded under the symbol OTC:GLRS) today reported net income applicable to common stock doubled to $1.3 million, or $0.21 per diluted share, in the three-month period ended September 30, 2003 from $636,523, or $0.11 per diluted share, in the 2002 third quarter.

         Driven by strong performance at its majority-owned national cable television network, The Outdoor Channel, total revenues for the 2003 third quarter increased 45 percent to $8.4 million from $5.8 million in the prior-year period. Advertising sales rose 48 percent from a year ago. Additionally, subscriber fees more than doubled to $3.0 million from $1.4 million in the 2002 third quarter, benefiting from subscriber growth at The Channel and the commencement of carriage fees from one major cable operator that included a contractual retroactive payment of approximately $211,000 for fees due The Outdoor Channel for service from May 2002 to June 2003. Income from operations advanced 108 percent to $2.6 million from $1.2 million in the year-ago third quarter. Operating profit margin as a percent of total revenues rose to 31 percent from 21 percent a year earlier. The improvement demonstrates the inherent operating leverage of the business given the strong increase in advertising sales and subscriber fees. The rate was enhanced by the previously mentioned retroactive carriage fee payment.

         For the first nine months of 2003, total revenues rose 51 percent to $23.1 million from $15.3 million in the same year-ago period. Advertising sales and subscriber fees increased 53 percent and 87 percent, respectively. Income from operations grew 75 percent to $5.8 million from $3.3 million in the year-to-date 2002 period, and the operating profit margin improved to 25 percent of total revenues from 22 percent a year earlier. Net income applicable to common stock for the 2003 nine-month period advanced 79 percent to $2.9 million, or $0.49 per diluted share, from $1.6 million, or $0.28 per diluted share, a year ago.

          "Our results continued to benefit from impressive growth at The Outdoor Channel," said Perry T. Massie, president and chief executive officer of Outdoor Channel Holdings. "We believe we are uniquely positioned in the cable and broadcasting industry to serve the target audience of outdoorsmen. There is no other channel that offers our depth of outdoor sports programming. We continue to strengthen that position with our own original programming, as well as with highly popular outdoor programming produced by others who recognize The Outdoor Channel's authenticity with our audience of loyal and active outdoor participants."


                                     (more)
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         As of November 2003, The Outdoor Channel expanded its availability to more than 60 million homes across the country and grew its subscriber base to more than 24.7 million, as estimated by Nielsen Media Research.

         Outdoor Channel Holdings continued to strengthen its financial position. Net cash provided by operating activities grew 106 percent to $3.9 million for the nine months ended September 30, 2003, up from $1.9 million a year earlier. At September 30, 2003, cash and cash equivalents totaled $5.6 million and working capital increased 86 percent to $9.0 million from $4.8 million at the end of 2002. Total stockholders' equity rose 66 percent to $10.2 million from $6.2 million at December 31, 2002.

ABOUT OUTDOOR CHANNEL HOLDINGS, INC.

         Outdoor Channel Holdings, Inc. (formerly Global Outdoors, Inc.) is the principal owner of The Outdoor Channel, a national television network, dedicated to providing the best in traditional outdoor programming to America's 82 million anglers, hunters and outdoor enthusiasts. The Outdoor Channel features approximately 100 weekly hunting, fishing, rodeo, off-roading, recreational gold prospecting and country music programs. As of November 2003, according to Nielsen Media Research, The Outdoor Channel's universe grew to 24.7 million homes through a combination of cable and satellite dish subscribers. The company also owns and operates related businesses that serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts. These related businesses include, Lost Dutchman's Mining Association (LDMA-AU Inc.), Gold Prospectors' Association of America Inc. (GPAA), and the Trips and Outings Division.

SAFE HARBOR STATEMENT

         Certain statements in this news release that relate to financial results, projections, future plans, events, or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and involve significant risks and uncertainties, including, but not limited to, the following: competition, promotional costs, risk of declining advertising and subscriber revenues, decline in subscriber base and risk of primary satellite failure. The company's actual results could differ materially from those anticipated in such forward-looking statements as a result of a number of factors. These risks and uncertainties, and certain other related factors, are discussed in the company's Form 10-KSB and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release, and the company assumes no obligation to update such forward-looking statements. Refer to the company's Form 10-KSB for the year ended December 31, 2002 filed with the Securities and Exchange Commission for more information, as well as, other filings including the company's Form 10-QSB quarterly reports.

                                      # # #

                                 (TABLES FOLLOW)

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

                             OUTDOOR CHANNEL HOLDINGS, INC. AND SUBSIDIARIES
                               CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                               THREE MONTHS ENDED                NINE MONTHS ENDED
                                                  SEPTEMBER 30,                    SEPTEMBER 30,
                                           -----------------------------   -----------------------------
                                               2003            2002            2003            2002
                                           -------------   -------------   -------------   -------------
                                                    (unaudited)                     (unaudited)
Revenues
     Advertising                           $  4,214,427    $  2,845,724    $ 11,689,254    $  7,639,705
     Subscriber fees                          3,004,629       1,444,372       7,829,524       4,193,024
     Membership income                        1,210,373       1,531,754       3,418,483       3,347,278
     Other income                                13,218           8,788         130,410          70,714
                                           -------------   -------------   -------------   -------------
         Total revenues                       8,442,647       5,830,638      23,067,671      15,250,721
                                           -------------   -------------   -------------   -------------
Expenses:
     Satellite transmission fees                610,707         589,624       1,812,558       1,762,057
     Advertising and programming                910,541         903,213       3,157,829       2,123,201
     Selling, general and administrative      4,344,584       3,096,531      12,304,081       8,063,826
                                           -------------   -------------   -------------   -------------
         Total expenses                       5,865,832       4,589,368      17,274,468      11,949,084
                                           -------------   -------------   -------------   -------------
Income from operations                        2,576,815       1,241,270       5,793,203       3,301,637

Other income (expense):
     Gain on issuance of common stock
         of subsidiary                               --              --              --          46,786
     Interest expense                            (4,618)        (20,079)        (38,466)        (57,369)
     Interest income                             12,995          19,461          40,773          54,125
                                           -------------   -------------   -------------   -------------
Income before provision for
   income taxes and minority interest         2,585,192       1,240,652       5,795,510       3,345,179

Provision for income taxes                    1,028,412         493,017       2,299,846       1,316,112
                                           -------------   -------------   -------------   -------------
Income before minority interest               1,556,780         747,635       3,495,664       2,029,067

Minority interest in net income of
   consolidated subsidiary                      271,591         111,112         622,326         330,950
                                           -------------   -------------   -------------   -------------
     Net income                               1,285,189         636,523       2,873,338       1,698,117

Preferred stock dividend                             --              --              --         (90,038)
                                           -------------   -------------   -------------   -------------
Net income applicable to common stock      $  1,285,189    $    636,523    $  2,873,338    $  1,608,079
                                           =============   =============   =============   =============

Earnings per common share:
     Basic                                 $       0.23    $       0.12    $       0.53    $       0.30
                                           =============   =============   =============   =============
     Diluted                               $       0.21    $       0.11    $       0.49    $       0.28
                                           =============   =============   =============   =============

Weighted average number of common
  shares outstanding:
     Basic                                    5,655,299       5,309,541       5,462,287       5,281,755
                                           =============   =============   =============   =============
     Diluted                                  6,076,434       5,870,862       5,832,311       5,868,472
                                           =============   =============   =============   =============

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                 OUTDOOR CHANNEL HOLDINGS, INC AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEET HIGHLIGHTS


                                                     SEPTEMBER 30,  DECEMBER 31,
                                                         2003           2002
                                                     ------------    -----------
                                                     (unaudited)

ASSETS
Cash and cash equivalents                            $ 5,589,501     $ 3,247,740
Accounts receivable, net                               3,834,058       2,473,486
Total current assets                                  10,685,109       6,541,009
Property, plant and equipment, net                     4,852,508       4,226,662
Total assets                                          16,438,479      11,830,003

LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities                            $ 1,731,029     $ 1,736,418
Total liabilities                                      4,325,191       4,405,358
Minority interest in subsidiary                        1,885,015       1,262,689
Total stockholders' equity                            10,228,273       6,161,956
Total liabilities and stockholders' equity            16,438,479      11,830,003